SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                                   FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 26, 1997 (November 14, 1997)

                                  TEXOIL, INC.
             (Exact name of registrant as specified in its charter)




          NEVADA                      0-12633                   88-0177083
 (STATE OF INCORPORATION)     (COMMISSION FILE NUMBER)        (IRS EMPLOYER
                                                            IDENTIFICATION NO.)

                          1600 SMITH STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                  713/652-5741
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                (NOT APPLICABLE)
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS.

      On November 14, 1997, Texoil, Inc., a Nevada corporation (the "Company"), entered into a Letter of Intent (the "Letter of Intent) with Cliffwood Oil & Gas Corp., a Texas corporation ("Cliffwood"), whereby a newly formed subsidiary of the Company would merge (the "Merger") into Cliffwood with Cliffwood as the surviving entity. As consideration for the Merger, the stockholders of Cliffwood would receive 6.74 shares of Texoil common stock (the "Common Stock") for each share of currently outstanding Cliffwood Class A Common Stock or Class B Common Stock. The Company will also assume the obligations of Cliffwood regarding currently outstanding options and warrants of Cliffwood, adjusted as appropriate to reflect the 6.74 to 1 exchange ratio. In connection with the Merger, all of the following securities will be converted into or exchanged for Common Stock in accordance with their terms: (i) the Company's Series A Preferred Stock, (ii) $4.5 million principal amount of the Company's exchangeable notes issued to Resource Investors Management Company or its affiliates ("RIMCO") and (iii) $600,000 principal amount of the Company's convertible notes issued to T. W. Hoehn, Jr., T. W. Hoehn, III and W. F. Seagle, current directors of the Company. A total of $1.05 million principal amount of the Company's convertible notes issued to T. W. Hoehn, Jr. and an affiliate will be paid in cash. As a result of the Merger, Cliffwood stockholders will control approximately 70% of the outstanding voting power of the Company following the Merger.

      Following the Merger, Frank A. Lodzinski, the current Chairman of the Board of Directors and Chief Executive Officer of Cliffwood, will serve as the Chief Executive Officer of the Company and be nominated by the Company to serve on the Board of Directors pursuant to an employment agreement with an initial term of three years. The Board of Directors of the Company following the Merger is expected to comprise Mr. Lodzinski, three directors designated by Cliffwood, two directors designated by the Company and one director to be mutually agreed upon by Cliffwood and the Company.

      It is expected that the closing of the Merger will be conditioned upon, among other conditions customary to transactions similar to the Merger: (i) the approval of the Merger by Cliffwood's stockholders; (ii) the availability of at least $3.0 million to Cliffwood in unrestricted cash or borrowing under its credit facilities; (iii) the receipt by the Board of Directors of the Company of a fairness opinion regarding the Merger from an investment bank that is mutually agreeable to Cliffwood and the Company; and (iv) the availability to the Company of at least $10 million of additional financing from RIMCO in the form of convertible subordinated notes with terms satisfactory to RIMCO, Cliffwood and the Company.

      The Letter of Intent contains customary provisions (the "Standstill Provisions") requiring that neither Cliffwood nor the Company commence or continue negotiations with any third party regarding a business combination of Cliffwood or the Company with any third party. The Letter of Intent also contains provisions which require that (i) each of Cliffwood and the Company will provide the other with full access to records and other documents regarding its business; (ii) neither Cliffwood nor the Company will disclose the terms of the Letter of Intent to third parties, except

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
where such disclosure may be required to comply with the Securities Exchange Act of 1934, as amended, or similar laws requiring such disclosure, which shall be made only after review by the other party; and (iii) each of Cliffwood and the Company will conduct its business in substantially the same manner as it is currently conducted, except for specified transactions. The Letter of Intent requires each of Cliffwood and the Company to pay its own costs incurred as a result of the Letter of Intent.

      The Letter of Intent may be terminated at any time by either Cliffwood or the Company, with or without cause, and terminates automatically on December 31, 1997, unless extended by mutual agreement of Cliffwood and the Company. Under certain circumstances, if Cliffwood or the Company breaches the Standstill Provisions or terminates the Letter of Intent and enters into another letter of intent or other agreement relating to a business combination with a third party within 90 days of such termination, the terminating party must pay to the other party a break-up fee of $400,000.

      The foregoing summary of the terms of the Letter of Intent does not purport to be complete and is qualified in its entirety by reference to the Letter of Intent, which is attached hereto as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   EXHIBITS

      99.1 Letter of Intent dated November 14, 1997 between Cliffwood and the Company.

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
                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 25, 1997

                                    TEXOIL, INC.


                                    By:   /S/ RUBEN MEDRANO
                                          Ruben Medrano, President

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